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                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                     CONTACT:  LES VAN DYKE
                                                    DIRECTOR, INVESTOR RELATIONS
                                                                  (281) 492-5370

      DIAMOND OFFSHORE REPORTS ON STATUS OF RIGS FOLLOWING HURRICANE RITA

Houston, Texas, September 26, 2005 -- Diamond Offshore Drilling, Inc. (NYSE:DO) today reported that the drilling rigs Ocean Saratoga and Ocean Star broke free from their moorings as Hurricane Rita passed west of both semisubmersibles. Both of the units and their well operations were secured and personnel were evacuated well in advance of the storm.

Both rigs were tracked during the storm by onboard locator beacons. The Saratoga is currently grounded in approximately 35 feet of water on Vermilion block 111. The site is approximately 100 miles northwest of the rig's original location on Green Canyon block 157. The Star is also aground in approximately 35 feet of water on Eugene Island block 142. The site is approximately 100 miles north of the unit's original location on Green Canyon block 768. Start-up crews re-boarded the Saratoga and Star on Sunday in order to secure the units and to further assess their condition.

Initial fly-bys of other Company rigs in the path of Hurricane Rita have not indicated any significant damage. However, Diamond Offshore will not be able to make a complete assessment of the condition of all of its rigs until personnel are able to re-board the units over the next few days.

Diamond Offshore provides contract drilling services to the energy industry around the globe and is a leader in deepwater drilling.

Statements in this press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated or projected. A discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports and other filings with the Securities and Exchange Commission. These factors include, among others, potential damage to or loss of equipment and resulting loss of contracted revenue due to hurricane Rita, general economic and business conditions, casualty losses, industry fleet capacity, compliance with governmental regulations, and various other matters, many of which are beyond the Company's control. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release



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publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

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